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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
National Energy Resource Acquisition Company:

        We consent to the use of our report dated December 7, 2007, with respect to the balance sheet of National Energy Resource Acquisition Company (a development stage company) as of November 20, 2007 and the related statements of operations, stockholders' equity, and cash flows for the period from November 5, 2007 (date of inception) to November 20, 2007, included herein. We further consent to the reference to our firm under the heading "Experts" in the prospectus.

/s/ Ehrhardt Keefe Steiner & Hottman PC

December 7, 2007
Denver, Colorado

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Consent of Independent Registered Public Accounting Firm